Exhibit 99.1

Match Group Announces Registered Direct Offering

DALLAS, TX – September 22, 2021 – Match Group (NASDAQ: MTCH) announced today that it intends to commence an offering of shares of its common stock (the “Shares”) in a registered direct offering (the “Registered Direct Offering”). The price per share and the number of shares of common stock to be issued will be determined based upon a volume-weighted average price per share of common stock during an averaging period commencing September 24, 2021.

Match Group intends to use the proceeds of the Registered Direct Offering, together with the net proceeds of its concurrent termination of certain note hedges and warrant transactions and a portion of the net proceeds of the concurrent notes offering by its indirect wholly owned subsidiary, Match Group Holdings II, LLC, to repurchase 0.875% exchangeable senior notes due 2022 pursuant to privately negotiated agreements with a limited number of current holders of such exchangeable notes.

J.P. Morgan Securities LLC will act as the exclusive placement agent for the Registered Direct Offering. The Registered Direct Offering will be made only by means of a prospectus supplement relating to the Registered Direct Offering and accompanying base prospectus previously filed with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or, upon request, from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmorganchase.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the transactions described herein. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Justine Sacco
Match Group Corporate Communications
MatchGroupPR@match.com
516-554-5666